Immediate Release
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Ken Lamb: (248) 754-0884

BORGWARNER EXPECTS STRONG NET SALES AND NET EARNINGS GROWTH IN 2015 OFFSET BY WEAKER FOREIGN CURRENCIES

EXPECTS OPERATING INCOME AS A PERCENTAGE OF NET SALES TO BE ABOVE 13%, UP FOR THE SIXTH STRAIGHT YEAR

Auburn Hills, Michigan, January 14, 2015 - BorgWarner Inc. (NYSE: BWA) today provided its initial guidance for 2015 net sales, earnings per diluted share, operating income as a percentage of net sales, effective tax rate and free cash flow. The company also reaffirmed its 2014 earnings per diluted share guidance and updated its 2014 net sales guidance.

2014 Guidance Update:

•	Net sales growth in 2014 compared with 2013, is now expected to be approximately 11.5%, down from a range of 12% to 13%, due to weaker foreign currencies and slightly softer than expected volumes.

•	2014 net earnings guidance of $3.23 to $3.28 per diluted share, excluding non-recurring items, is unchanged.

2015 Guidance Highlights:

•	Net sales growth of 2% to 6% compared with updated 2014 guidance. Excluding the impact of weaker foreign currencies, net sales growth is expected to be 9.5% to 12%.

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The company has provided, at the end of this release, a table to illustrate the impact of net new business, changes in product pricing, base business growth and foreign currencies on its net sales growth guidance range.

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Net earnings of $3.35 to $3.55 per diluted share. Excluding the impact of weaker foreign currencies, net earnings are expected to be $3.60 to $3.75 per diluted share, up 11% to 14% compared with 2014 net earnings guidance of $3.23 to $3.28 per diluted share, excluding non-recurring items.

•	Operating income as a percentage of net sales above 13%.

•	Effective tax rate of 29%.

•	Free cash flow within a range of $350 million to $400 million.

“In 2015, we expect another record year for net sales and net earnings,” said James Verrier, BorgWarner President and CEO. “Our backlog of net new business is expected to drive net sales growth of 9.5% to 12% in 2015 compared with 2014, excluding the impact of weaker foreign currencies, as demand for our product technologies that improve fuel economy, emissions and performance, continues to accelerate around the globe.”

“We expect the strengthening Dollar to have a meaningful impact on our 2015 net sales,” Verrier continued. “Approximately three quarters of our net sales are in foreign currencies, notably the Brazilian Real, Chinese Yuan, Euro, Japanese Yen, Korean Won, Mexican Peso and Swedish Krona, all of which we expect to be weaker against the Dollar in 2015 compared with 2014.”

The company expects operating income as a percentage of net sales to be “above 13%” in 2015, up from its guidance of “approaching 13%” for 2014. The improvement can be largely attributed to incremental income from higher net sales and an ongoing focus on managing costs. Strong operational performance is expected to offset the costs of global growth, restructuring-related inefficiencies and other inflationary cost pressures. 2015 is expected to be the sixth straight year in which operating income as a percentage of net sales has improved.

Today, at approximately 11:00 am ET, the company will webcast its presentation at the Deutsche Bank Global Auto Industry Conference in Detroit, Michigan, which will include a discussion of its guidance. The webcast can be accessed at: http://www.borgwarner.com/en/Investors/default.aspx.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

2015 Net Sales Growth Guidance Range

	Low End	High End*
Net new business	10.3%	11.5%
Changes in product pricing	-2.0%	-2.0%
Base business growth	1.2%	2.6%
Foreign currencies	-7.5%	-6.0%
Total	2.0%	6.0%

*Column does not add due to rounding